Exhibit 99.1

FOR IMMEDIATE RELEASE

Jay M. Ellison to Lead U.S. Cellular Sales and Customer Service

CHICAGO, Ill., (Nov. 1, 2013) – United States Cellular Corporation [NYSE: USM] announced that Jay M. Ellison has joined the company to lead its sales and customer service operations, effective today. Carter S. Elenz, the company’s current executive vice president, sales and customer service, is leaving the company, effective today.

Ellison is rejoining U.S. Cellular, where he was a member of the leadership team for nearly 10 years, serving most recently as executive vice president and chief operations officer, before retiring from the company at the end of 2009.

"Jay Ellison brings a deep and broad understanding of U.S. Cellular and the wireless industry to this role," said Kenneth R. Meyers, U.S. Cellular president and CEO. “His operational leadership and sales and distribution experience, along with his demonstrated customer focus and passion for our company culture, will help us drive results as we execute on our strategic plan to accelerate customer growth."

"I want to thank Carter Elenz for his dedicated leadership and passion for providing great customer service, which have been valuable to our sales and customer service organization," added Meyers.

Ellison holds a BS degree from the Ohio State University.

About U.S. Cellular

U.S. Cellular rewards its customers with unmatched benefits and industry-leading innovations designed to elevate the customer experience. The Chicago-based carrier has a strong line-up of cutting-edge devices that are all backed by its high-speed network that has the highest call quality of any national carrier. Currently, 61 percent of customers have access to 4G LTE speeds and nearly 90 percent will have access by the end of 2013. U.S. Cellular was named a J.D. Power and Associates Customer Service Champion in 2012 for the second year in a row. To learn more about U.S. Cellular, visit one of its retail stores or uscellular.com. To get the latest news, promos and videos, connect with U.S. Cellular on Facebook.com/uscellular, Twitter.com/uscellular and YouTube.com/uscellularcorp.

Media Contact

Kellie Szabo

Director, Media Relations

U.S. Cellular

773-355-3307

kellie.szabo@uscellular.com